Exhibit 99.01
News Release

FOR IMMEDIATE RELEASE
MEDIA CONTACT:	INVESTOR CONTACT:
Genevieve Haldeman	Helyn Corcos
Symantec Corporation	Symantec Corporation
408-517-7642	408-517-8324
glhaldeman@symantec.com	hcorcos@symantec.com
SYMANTEC TO CORRECT CLASSIFICATION ERRORS IN MOST RECENT FINANCIAL
STATEMENTS
Reclassification has No Impact on Previously Reported Total Revenue, Earnings, or Guidance
CUPERTINO, Calif. — Dec. 15, 2005 — Symantec Corp. (Nasdaq: SYMC) today announced that it will correct a misclassification in the company’s Condensed Consolidated Statements of Cash Flows for the six months ended Sept. 30, 2005 and misclassifications in the Condensed Consolidated Statements of Operations for the three months and six months ended Sept. 30, 2004 and 2005. These classification errors have no impact on the company’s previously reported total revenue, earnings, cash and cash equivalents, the Condensed Consolidated Balance Sheets, or previously issued guidance.
On Dec. 14, 2005, the company and its audit committee concluded that the company’s Condensed Consolidated Financial Statements for the three and six months ended Sept. 30, 2004 and 2005 should be corrected. The correction will reflect a reclassification between Cash Flows from Operating Activities and Cash Flows from Financing Activities, and reclassifications between license revenue and content, subscription, and maintenance revenue.
In the corrected Condensed Consolidated Statements of Cash Flows, $145 million will be reclassified from other accrued expenses under Cash Flows from Operating Activities to repurchases of common stock within Cash Flows from Financing Activities. The $145 million related to unsettled stock repurchases and was classified as accrued liabilities in the Condensed Consolidated Balance Sheet, but incorrectly captured as an increase in Cash Flows from Operating Activities on the Condensed Consolidated Statement of Cash Flows. As a result, Cash Flows from Operating Activities will change from $674 million to $529 million and Cash Flows from Financing Activities will change from $(2,236) million to $(2,091) million. Ending cash and cash equivalents remains unaffected at $1,806 million.

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Symantec to Correct Classification Errors in Most Recent Financial Statements

In addition, the company has determined that certain components of revenue should have been classified as content, subscription, and maintenance revenue instead of license revenue. A new automated process, which the company had developed to systematically identify revenue as either license revenue or content, subscription, and maintenance revenue, incorrectly identified certain types of transactions. As a result, content, subscription, and maintenance revenue was understated, and license revenue was equally overstated, for the three and six months ended Sept. 30, 2004 and 2005.
The adjustments to the division of revenue identified to date are not considered material. The company plans to perform additional testing of these revenue classifications and expects to file an amended Form 10-Q as soon as it has completed this testing.
Conference Call
Symantec has scheduled a conference call for 9 a.m. EDT/6 a.m. PDT today to discuss this press release. Interested parties may access a live webcast of the call on the Internet at www.symantec.com/invest/index.html. To listen to the webcast, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.
Institutional investors and research analysts can access the live conference by calling 800-946-0709 (U.S. and Canada) or 719-457-2640 (International). The call’s ID number is 9153483. Please dial in at least 15 minutes prior to the scheduled start time. A replay of the call and the script of our officers’ remarks will be available on the investor relations home page shortly after the call is completed.
About Symantec
Symantec is the world leader in providing solutions to help individuals and enterprises assure the security, availability, and integrity of their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
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FORWARD LOOKING STATEMENTS: This press release contains statements that may be considered forward-looking within the meaning of the U.S. federal securities laws. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning our risk factors is contained in the Risk Factors section of Symantec’s Form 10-Q for the quarter ended September 30, 2005. Symantec assumes no obligation to update any forward-looking information contained in this press release.